Exhibit 10.5

THIRD AMENDMENT TO LEASE

Amendment made this 22nd day of April 2002, amending the Lease dated March 9, 2000 and amended on October 26, 2000 and March 12, 2001 (collectively, the “Lease”)

Between	Princeton Corporate Plaza, LLC (“Landlord”)

And	RenalTech International, LLC (“Tenant”)

Witnesseth:

Whereas the Lease terminates on April 30, 2002 and;

Whereas Tenant desires Landlord to extend the Term;

Now, therefore, in consideration of the mutual understanding between them and intending to be legally bound, Landlord and Tenant hereby agree to amend the Lease as follows:

1.	Term. The Term of the Lease is hereby extended to April 30, 2003 (the “Expiration Date”).

2.	Payment of Rent. Effective on May 1, 2002, Tenant covenants and agrees to pay to Landlord, as Base Rent for and during the remainder of the Term hereof without defense, demand or offset, the sum of Two Hundred Ninety-Two Thousand Three Hundred Eighty-Three Dollars ($292,383.00) payable on the first day of each month during the Term in the following manner: $24,365.25 per month, together with such Additional Rent as may hereinafter be provided (collectively, the “Rent”).

3.	Payment of Cost of Tenant’s Work.

a.	Non-Cash Payment. Tenant has this day delivered to Landlord the Units in the Company described in Exhibit D, attached hereto and made a part hereof, which Units represent payment in full of the balance due to Landlord for the Tenant’s Work set forth in paragraph 7.c. of the Second Amendment to Lease in the amount of $90,000 together with additional work performed by Landlord for Tenant in the amount of $51,635 for a total of $141,635.00.

b.	Cash Payment. Tenant has this day deposited with Landlord the sum of $26,450.00 in payment of extra work performed by Landlord at Tenant’s request in various laboratories

4.	Security. Tenant has this day deposited with Landlord the sum of $2,730.00 as additional security thereby increasing Tenant’s total security deposit to $48,730.00.

5.	Electric and Gas. Effective May 1, 2002, Tenant shall pay as Additional Rent for estimated usage the amounts of $2,389.00 per month for electricity and $785.00 per month for gas.

6.	Renewal Option. Tenant has the option to renew for one (1) successive one (1) year term(s) upon six (6) months written notice to Landlord prior to the expiration of the term of this Lease or prior to the expiration of a renewal, as the case may be; provided, however, that Tenant is not in default under any of the terms and conditions of this Lease (i) on the date this option is exercised and (ii) on the date the renewal term commences. Base Rent for the renewal term shall be Twenty Five Thousand Five Hundred Seventy-Nine Thousand Two Hundred Dollars ($25,583.50) per month.

7.	Lease Amendment Submission. Tenant has executed this Amendment upon the understanding that this Lease shall not in any way bind Landlord until such time as the same has been, approved and executed by Landlord and a counterpart delivered to or received by Tenant.

8.	Entire Lease. This Amendment is made a part of the Lease and where a conflict exists between any provision in the Lease and the provisions of this Amendment, this Amendment shall govern. Except as specifically amended herein, all of the terms and conditions of the Lease shall continue with full force and effect.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals, or caused these presents to be signed by their proper corporate officers or other duly authorized representatives and their proper corporate seal (if applicable) to be hereto affixed, as of the day and year first above written.

WITNESS:	LANDLORD
Princeton Corporate Plaza, L.L.C.
	By:	Princeton Corporate Management Corp., Managing Member

	By:	/s/ Teresa Ryan Kent
Name: Teresa Ryan Kent
6/10/2002	Title: Treasurer
Date

WITNESS:	TENANT
RenalTech International, LLC

	By:	/s/ Frank Clark
Name: Frank Clark
5/31/02	Title: Vice President
Date